Exhibit (a)(1)(v)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

InterMune, Inc.

at

$74.00 Net per Share

Pursuant to the Offer to Purchase Dated August 29, 2014

by

Klee Acquisition Corporation

a wholly owned subsidiary of

Roche Holdings, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON FRIDAY, SEPTEMBER 26, 2014, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated August 29 , 2014 (the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, collectively the “Offer”) in connection with the offer by Klee Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Roche Holdings, Inc., a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of InterMune, Inc., a Delaware corporation (“InterMune”), for $74.00 per Share (the “Offer Price”), in cash, without interest, subject to any withholding of taxes required by applicable law and upon the terms and subject to the conditions set forth in the Offer. Also enclosed is InterMune’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us or our nominees as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us or our nominees for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us or our nominees for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.	The Offer Price is $74.00 per Share, net to the seller in cash, without interest, subject to any required withholding of taxes and upon the terms and subject to the conditions set forth in the Offer.

2.	The Offer is being made for all outstanding Shares.

3.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 22, 2014 (the “Merger Agreement”), among InterMune, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after consummation of the Offer and subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will merge with and into InterMune (the “Merger”), with InterMune continuing as the surviving corporation and a wholly owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than shares held by InterMune, any of its subsidiaries, Parent, Purchaser or any other subsidiary of Parent, or any stockholders who have properly exercised their appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”)) will be converted into the right to receive the Offer Price in cash, without interest and less any required withholding taxes. No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the

Merger is consummated, stockholders who do not tender their Shares in the Offer will have the right, by fully complying with the applicable provisions of Section 262 of the DGCL, choose not to accept the consideration payable for their Shares pursuant to the Merger, and instead to demand an appraisal of their Shares by the Court of Chancery of the State of Delaware and receive a cash payment of the “fair value” of their Shares as of the effective time of the Merger as determined by the Court of Chancery of the State of Delaware. The “fair value” of such Shares as of the effective time of the Merger may be more than, less than, or equal to the Offer Price. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

4.	The Board of Directors of InterMune (the “InterMune Board”) has duly and unanimously (i) approved the Merger Agreement and declared the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement to be advisable and fair to, and in the best interests of, InterMune and its stockholders, (ii) resolved that the Merger shall be governed by and effected without a stockholders’ meeting pursuant to Section 251(h) of the DGCL and that such Merger shall be consummated as soon as practicable following the closing of the Offer and (iii) recommended that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer. InterMune has been advised that all of its directors and executive officers intend to tender all of their transferrable Shares pursuant to the Offer.

5.	The Offer and withdrawal rights expire at 12:00 midnight, New York City time, at the end of Friday, September 26, 2014, unless the Offer is extended (as it may be extended, the “Expiration Time”).

6.	The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn, prior to the expiration of the Offer, a number of Shares (excluding Shares tendered pursuant to Notices of Guaranteed Delivery for which Shares have not been delivered) that represent at least a majority of the outstanding securities entitled generally to vote in the election of directors of InterMune, on a fully diluted basis, whether or not then vested and after giving effect to the exercise, conversion or exchange of any then outstanding options, stock units, warrants, rights or securities exercisable, convertible or exchangeable into such securities and (ii) the expiration or termination of the waiting period (and any extension thereof) or receipt of clearance under (A) the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and (B) any German and Austrian antitrust, competition and merger control laws applicable to the Offer and the Merger, in each case, without the imposition, among other things, of any requirement that Parent, Purchaser or any of their affiliates (x) divest or otherwise hold separate, or take any other action with respect to any of their or InterMune’s or any of their respective affiliates’ businesses, assets or properties if required in connection with the transactions contemplated by the Merger Agreement or (y) enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental entity in connection with the transactions contemplated by the Merger Agreement. These and other conditions to the Offer are described in Sections 15 and 16 of the Offer to Purchase.

7.	Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at a current rate of 28% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

If you wish to have us or our nominees tender any or all of your Shares, please complete, sign, detach and return the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your prompt action is requested. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Time.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by Citigroup Global Markets or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

InterMune, Inc.

at

$74.00 Net Per Share

Pursuant to the Offer to Purchase Dated August 29, 2014

by

Klee Acquisition Corporation

a wholly owned subsidiary of

Roche Holdings, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated August 29, 2014 and the related Letter of Transmittal (collectively, as may be amended or supplemented from time to time, the “Offer”), in connection with the offer by Klee Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Roche Holdings, Inc., a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of InterMune, Inc., a Delaware corporation (“InterMune”), at a purchase price of $74.00 per Share, net to the seller in cash, without interest, subject to any required withholding and upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) held by you or your nominees for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer furnished to the undersigned. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on my behalf will be determined by Purchaser in its sole discretion.

The method of delivery of this Instruction Form is at the election and risk of the tendering stockholder. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to the expiration of the Offer.

Number of Shares to be Tendered:	SIGN HERE

Shares*
Signature(s)

Dated , 20
Name(s) (Please Print)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.